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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. ___)*

BoysToys.com, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

103632105

(CUSIP Number)

August 14, 2006

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)

☐	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 103632105	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) E*TRADE Financial Corporation 94-2844166
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a	) ☐
		(b	) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	1,042,500
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	1,042,500

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,042,500
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.8%
12.	TYPE OF REPORTING PERSON HC

CUSIP No. 103632105	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) E*TRADE Brokerage Holdings, Inc. 61-1413115
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a	) ☐
		(b	) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	1,042,500
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	1,042,500

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,042,500
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.8%
12.	TYPE OF REPORTING PERSON HC

CUSIP No. 103632105	13G

1.	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) E*TRADE Securities LLC 35-2167612
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a	) ☐
		(b	) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER	0
	6.	SHARED VOTING POWER	1,042,500
	7.	SOLE DISPOSITIVE POWER	0
	8.	SHARED DISPOSITIVE POWER	1,042,500

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,042,500
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 12.8%
12.	TYPE OF REPORTING PERSON BD

Item 1(a).	Name of Issuer:

BoysToys.com, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

5782 Caminito Empresa

La Jolla, California 92037

Item 2(a).	Name of Person Filing:

E*TRADE Financial Corporation

E*TRADE Brokerage Holdings, Inc.

E*TRADE Securities LLC

Item 2(b).	Address of Principal Business Office or, if None, Residence:

135 East 57th Street

New York, New York 10022

Item 2(c).	Citizenship:

Delaware

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

103632105

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☒ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☒ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Each of E*TRADE Financial Corporation and E*TRADE Brokerage Holdings, Inc. is a parent holding company within the meaning of Rule 13d-1(b)(1)(ii)(G). E*TRADE Securities LLC is a broker-dealer registered under Section 15 of the Exchange Act within the meaning of Rule 13d-1(b)(1)(ii)(A).

Item 4.	Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of issuer identified in Item 1.

(a)	Amount beneficially owned: 1,042,500

(b)	Percent of class: 12.8%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 1,042,500

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 1,042,500

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

The common stock of BoysToys.com, Inc. referenced in this Schedule 13G is held by E*TRADE Securities LLC, a registered broker-dealer that is a wholly-owned subsidiary of E*TRADE Brokerage Holdings, Inc. E*TRADE Brokerage Holdings, Inc. is a wholly-owned subsidiary of E*TRADE Financial Corporation.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 6, 2006
(Date)

/S/ RUSSELL S. ELMER
(Signature)

Russell S. Elmer, Corporate Secretary E*TRADE Financial Corporation
(Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 8, 2006
(Date)

/S/ CYNTHIA BOCK
(Signature)

Cynthia Bock, Secretary E*TRADE Brokerage Holdings, Inc.
(Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

September 8, 2006
(Date)

/S/ CYNTHIA BOCK
(Signature)

Cynthia Bock, Secretary E*TRADE Securities LLC
(Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).